EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------

               BSD MEDICAL ANNOUNCES FISCAL 2006 YEAR-END RESULTS

SALT LAKE CITY, Utah November 29, 2006--BSD Medical Corp. (AMEX:BSM) today announced that the company has reported results for the 2006 fiscal year in its annual Form 10-KSB filing with the SEC. Some highlights of the fiscal year-end results are as follows:

     o    Sales rose from $2,021,104 in 2005 to $2,898,402 in 2006.

     o Operating loss increased from $2,293,696 in 2005 to $5,099,151 in 2006.

     o    Other income increased from $6,918,388 in 2005 to $19,557,647 in 2006.

     o Income before taxes rose from $4,624,692 in 2005 to $14,458,496 in 2006.

     o Income tax provision increased from $1,303,000 in 2005 to $5,209,000 in 2006.

     o    Net income increased from $3,321,692 in 2005 to $9,249,496 in 2006.

     o Net income per diluted common share increased from $.15 in 2005 to $.42 in 2006.

     o Cash and cash equivalents rose from $13,527,197 in 2005 to $24,735,200 in 2006.

During fiscal 2006 the company significantly increased its sales and marketing activity with a corresponding increase in expenses to provide market preparation and sales support primarily for the anticipated commercialization of its new cancer treatment systems. The company also incurred significant costs associated with its heavy engagement in submissions and submission preparations to the U.S. Food and Drug Administration (FDA), and with new product development. The increase in other income resulted primarily from payments received for the sale of the company's holdings in TherMatrx, Inc.

Other Fiscal 2006 Developments

During fiscal 2006 BSD Medical submitted an application for FDA approval of the BSD-2000 cancer treatment system, which is used to treat tumors, including those located deep in the body. The company also announced a major new product, the MicroThermX 100 thermal ablation system. These important developments are intended to add to BSD's cancer treatment systems, providing hospitals and clinics with a complete solution for thermal treatment of cancer as available through microwave/RF thermal treatment systems.

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About BSD Medical Corporation

BSD Medical develops cancer therapy systems that employ precision-guided RF/microwave energy to deliver therapeutic heat into tumors to kill cancer cells and make radiation and/or chemotherapy more effective. For further information about BSD Medical Corp. and its products, visit www.BSDMedical.com. Patients seeking cancer treatment information may visit www.treatwithheat.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including the FDA approval of the BSD-2000 and the MicroThermX 100, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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